Exhibit 8.1

November 17, 2015

California Republic Funding, LLC

18400 Von Karman Avenue, Suite 1100

Irvine, California 92612

Re:	Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special tax counsel to California Republic Funding, LLC, a Delaware limited liability company (the “Depositor”), in connection with the preparation of the registration statement on Form SF-3 (the “Registration Statement”) relating to the issuance and sale from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”). The Registration Statement is filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). As set forth in the Registration Statement, a separate trust (each, an “Issuer”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Depositor and an owner trustee (the “Owner Trustee”). Each Issuer will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture”) between the Issuer and an indenture trustee (the “Indenture Trustee”).

Each Series of Notes will represent obligations of the related Issuer. Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the beneficial interest in the related Issuer. The Certificates of a Series will be subordinated to the Notes of the same Series to the extent described in the related Indenture. The Notes of each Series identified in the prospectus for such Series of Notes will be sold pursuant to an underwriting agreement among the Depositor, California Republic Bank (“CRB”) and the underwriters for such Series (the “Underwriters”). As described in the prospectus, in connection with the issuance of each Series of Notes, the Depositor and the Issuer, as applicable, will also enter into a (i) receivables purchase agreement (the “Receivables Purchase Agreement”) between CRB and the Depositor and (ii) sale and servicing agreement (the “Sale and Servicing Agreement” and, together with the Receivables Purchase Agreement, the Trust Agreement, the Underwriting Agreement and the Indenture, the “Transaction Documents”), among the Issuer, the Depositor and CRB. The assets of each Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans. The Issuer, Owner Trustee, Indenture Trustee and Underwriters for each Series of Notes will be identified in the prospectus for that Series.

California Republic Funding, LLC

November 17, 2015

As special tax counsel to the Depositor, we have examined and relied upon forms of the Transaction Documents filed as exhibits to the Registration Statement and upon originals or copies, certified or otherwise identified to our satisfaction, of such additional agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Depositor, CRB and others.

We have advised the Depositor with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the heading “Summary—Tax Status” and “Material Federal Income Tax Consequences” in the form of prospectus filed in connection with the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which the opinions set forth herein are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents. In addition, you should be aware that our opinions will have no binding effect on the Internal Revenue Service or a court and should not be considered a guarantee of the ultimate outcome of any controversy.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. The opinions expressed

California Republic Funding, LLC

November 17, 2015

and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this opinion or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this opinion is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering the opinions set forth herein unless we are specifically engaged to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP